Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-102601, 333-89892, 333-54836, 333-44626, 333-39366, 333-112912, 333-123979, 333-130043 and 333-152478 on Form S-8 of our reports dated February 28, 2011, relating to the consolidated financial statements of AsiaInfo-Linkage, Inc., its subsidiaries and its variable interest entities (collectively, the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

February 28, 2011